EXHIBIT 24

                              CONFIRMING STATEMENT

         This Statement confirms that the undersigned, Marvin R. Richardson, has authorized and designated Lynn Fetterman and Chad Hensley, or either of them, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Arcadia Resources, Inc. The authority of Lynn Fetterman and Chad Hensley, or either of them, under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Arcadia Resources, Inc., unless earlier revoked in writing. The undersigned acknowledges that Lynn Fetterman and Chad Hensley are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated: February 23, 2007                   /s/ Marvin R. Richardson
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                                           Marvin R. Richardson